EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-282654 on Form S-8 of our report dated May 22, 2025, appearing in this Annual Report on Form 11-K of the Cummins Retirement and Savings Plan and Cummins Retirement and Savings Plan for Certain Collectively Bargained Employees for the year ended December 31, 2024.

/s/ BLUE  & CO., LLC
BLUE & CO., LLC
Seymour, Indiana
May 22, 2025